EXHIBIT 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Lee Quarles (314-694-2330)

MONSANTO ANNOUNCES DEPARTURE OF SHARON R. LONG, PH.D. FROM BOARD OF DIRECTORS
     ST. LOUIS (Sept. 20, 2007) — Monsanto Company (NYSE: MON) announced today that Sharon R. Long, Ph.D., will resign from the company’s Board of Directors effective October 31, 2007.
     “We thank Dr. Long for her valuable contributions to the board and company,” said Hugh Grant, chairman, president and chief executive officer of Monsanto. “Her scientific expertise and perspective have provided insight to our board and management team. On behalf of the entire board, we extend our best wishes to Sharon, as a valued colleague, as she enters a new stage in her distinguished career.”
     Dr. Long recently completed her term as Dean of the School of Humanities and Sciences at Stanford University and will take a year-long sabbatical leave to focus on educational opportunities with full-time research and study. “I am truly proud of Monsanto’s achievements and growth during my service as a director and look forward to the company’s continued success,” said Dr. Long. Earlier this year, Dr. Long also was elected to the governing Council of the National Academy of Sciences and undertook the co-chairmanship of a medical education project under the aegis of the Howard Hughes Medical Institute and American Association of Medical Colleges.
     Dr. Long was first elected as a director of Monsanto in February 2002. During her tenure on the board, she served as chairperson of the Science and Technology Committee and as a member of the Public Policy and Corporate Responsibility Committee.
     Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information, please visit the company’s web site at www.monsanto.com.